Exhibit 99.1

East West Bancorp, Inc.

135 N. Los Robles Ave., 7th Fl.

Pasadena, CA 91101

Tel. 626.768.6800

Fax 626.817.8838

FOR FURTHER INFORMATION AT THE COMPANY:

Irene Oh

Chief Financial Officer

(626) 768-6360

EAST WEST BANCORP REPORTS RECORD NET INCOME FOR FULL YEAR 2011 OF $245 MILLION; INCREASE IN ANNUAL DIVIDEND RATE TO $0.40 AND NEW $200 MILLION COMMON STOCK REPURCHASE PROGRAM

Pasadena, CA — January 19, 2012 — East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the United States and Greater China, today reported financial results for the fourth quarter and full year 2011. For the fourth quarter of 2011, net income was $66.2 million or $0.43 per dilutive share. For the full year 2011, net income was $245.2 million and net income available to common stockholders was $1.60 per dilutive share.

“East West earned $245.2 million for the full year 2011, the highest ever in our history,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “In the fourth quarter of 2011, East West earned net income of $66.2 million or $0.43 per share, up from $62.4 million or $0.41 per share in the third quarter. In fact, throughout 2011, East West consecutively increased both net income and EPS each quarter.”

Ng continued, “These strong results for the fourth quarter and full year 2011 were a direct result of our success in growing the loan portfolio and core deposits to record levels, while maintaining tight control on operating expenses and significantly reducing credit costs. Although the current environment continues to pose challenges for the financial services industry, East West has been able to outperform many of its peers. During 2011, we grew our noncovered commercial loan portfolio to $3.1 billion and increased core deposits by 16% or $1.4 billion to $10.3 billion. This growth was achieved while we maintained strong expense control and improved the efficiency ratio to 43%.”

“East West ended 2011 with record assets of $22 billion and record earnings of $245.2 million. Our balance sheet is healthy and our capital levels are excellent. As such, I am pleased to announce that the board of directors has approved a 100% increase in the annual common stock dividend rate to $0.40 per share and has also authorized the repurchase of $200 million of our common stock. As we look to 2012, we are confident in our ability to prudently grow the balance sheet, improve our earnings power and return strong value to our shareholders,” concluded Ng.

2011 Quarterly Results Summary

	For the three months ended,
Dollars in millions, except per share	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Net income	$66.2	$62.4	$60.5	$56.1
Net income available to common shareholders	64.5	60.7	58.8	54.4
Earnings per share (diluted)	0.43	0.41	0.39	0.37

Return on average assets	1.20%	1.13%	1.12%	1.07%
Return on average common equity	11.54%	10.99%	11.06%	10.50%

Tier 1 risk-based capital ratio	14.8%	14.6%	15.2%	15.9%
Total risk-based capital ratio	16.4%	16.2%	17.0%	17.7%

Full Year 2011 Highlights

•                  Record Earnings — East West increased net income each consecutive quarter of 2011. For the full year 2011, net income totaled a record $245.2 million, a 49% or $80.7 million increase from $164.6 million in 2010.

•                  Strong Loan Growth — Total noncovered loans grew to a record $10.6 billion, an increase of 18% or $1.6 billion during the full year 2011. The growth in noncovered loans was fueled by strong growth in commercial and trade finance loans and single family loans.

•                  Record Deposit Growth — Total deposits grew to a record $17.5 billion, a 12% or $1.8 billion increase during the full year 2011. Core deposits grew to a record $10.3 billion, an increase of 16% or $1.4 billion year to date.

•                  Improved Asset Quality — Charge-offs and provision levels decreased each quarter of 2011. Full year 2011 net charge-offs were $112.1 million, a 45% or $90.5 million decrease as compared to the full year 2010. Nonperforming assets remained low at 0.80% of total assets.

•                  Strong Capital Levels — Capital levels for East West remain high. As of December 31, 2011, East West’s Tier 1 risk-based capital and total risk-based ratios were 14.8% and 16.4%, respectively, over $800 million greater than the well capitalized requirements of 6% and 10%, respectively.

Fourth Quarter 2011 Highlights

•                  Strong Fourth Quarter Earnings — For the fourth quarter of 2011, net income was $66.2 million or $0.43 per dilutive share. Net income grew 6% or $3.8 million from the third quarter of 2011 and 17% or $9.9 million from the fourth quarter of 2010. Earnings per dilutive share grew 5% or $0.02 from the third quarter of 2011 and 95% or $0.21 from the fourth quarter of 2010.

•                  Strong Loan Growth — Quarter to date, total loans receivable increased 2% or $291.1 million to $14.5 billion. This increase was largely due to growth in the noncovered loan portfolio. Specifically, noncovered commercial and trade finance loans grew 4% or $130.3 million to $3.1 billion, and noncovered single family loans grew 18% or $278.7 million to $1.8 billion quarter to date.

•                  Strong Deposit Growth — Quarter to date, core deposits increased 5% or $482.7 million to a record $10.3 billion and total deposits increased 1% or $144.3 million to $17.5 billion.

•                  Strong Net Interest Margin — The adjusted net interest margin for the fourth quarter totaled 4.13%, as compared to 3.98% for the third quarter of 2011 and 4.43% for the fourth quarter of 2010. 1

•                  Cost of Funds Down 10 bps from Q3 2011 and Down 20 bps from Q4 2010 — The cost of funds declined 10 basis points from the third quarter of 2011 and 20 basis points from the fourth quarter of 2010 to 0.83% for the fourth quarter of 2011. Our cost of deposits declined 10 basis points from the third quarter of 2011 and 12 basis points from the fourth quarter of 2010 to 0.55% for the quarter ended December 31, 2011.

•                  Net Charge-offs Down 10% from Q3 2011, Down 43% from Q4 2010 — Net charge-offs declined to $21.8 million, a decrease of $2.5 million or 10% from the prior quarter and a decrease of $16.5 million or 43% from the fourth quarter of 2010.

•                  Nonperforming Assets Stable at 0.80% of Total Assets — Nonperforming assets totaled $175.0 million, or 0.80% of total assets at December 31, 2011, a 4% or $6.1 million increase from September 30, 2011 and a 10% or $19.8 million decrease from December 31, 2010. This is the ninth consecutive quarter East West is reporting a nonperforming assets to total assets ratio under 1.00%.

Management Guidance

The Company is providing initial guidance for the first quarter and full year of 2012. The planned buyback of up to $200.0 million of the Company’s common stock is not factored into this guidance for the first quarter or full year of 2012. Management currently estimates that fully diluted earnings per share for the full year of 2012 will range from $1.72 to $1.76 or an increase of approximately 7% to 10% from 2011. This EPS guidance is based on overall asset growth of 2%, provision for loan losses of approximately $60 million and an adjusted net interest margin of approximately 3.85%1.

Management currently estimates that fully diluted earnings per share for the first quarter of 2012 will range from $0.41 to $0.43 per dilutive share. This EPS guidance is based on the following assumptions:

•                  Stable balance sheet

•                  A stable interest rate environment and an adjusted net interest margin of approximately 3.90%

•                  Provision for loan losses of approximately $15 to $20 million

•                  Total noninterest expense of approximately $100 million for the quarter, net of amounts to be reimbursed by the FDIC

•                  Effective tax rate of approximately 36.5%

Balance Sheet Summary

As of December 31, 2011, total assets grew to $22.0 billion compared to $21.8 billion at September 30, 2011, and $20.7 billion at December 31, 2010. The increase in the balance sheet is primarily due to loan growth of 2% or $291.1 million for the fourth quarter and loan growth of 5% or $751.9 million for the full year 2011. This growth was funded with an increase in deposits of 1% or $144.3 million for the fourth quarter and 12% or $1.8 billion for the full year 2011.

Loans receivable increased to $14.5 billion at December 31, 2011, compared to $14.2 billion at September 30, 2011 and $13.7 billion at December 31, 2010.  This increase in loans receivable was due to growth in the noncovered loan portfolio. During the fourth quarter, noncovered loan balances increased 5% or $507.9 million to $10.6 billion at December 31, 2011. The increase in noncovered loans during the fourth quarter was driven by growth in commercial and trade finance loans, single family loans and consumer loans which increased 4% or $130.3 million, 18% or $278.7 million, and 16% or $80.2 million, respectively.

Covered Loans

Covered loans totaled $3.9 billion as of December 31, 2011, a decrease of 5% or $216.8 million from September 30, 2011. The decrease in the covered loan portfolio was primarily due to payoffs and paydown activity, as well as charge-offs.

The covered loan portfolio is comprised of loans acquired from the FDIC-assisted acquisitions of United Commercial Bank (UCB) and Washington First International Bank (WFIB) which are covered under loss share agreements with the FDIC. During the fourth quarter, we recorded a net decrease in the FDIC indemnification asset and receivable included in noninterest income (loss) of $(20.4) million, largely due to continued improved credit performance of the UCB portfolio as compared to our original estimate.

Deposits

At December 31, 2011, total deposits equaled $17.5 billion as compared to $17.3 billion at September 30, 2011 and $15.6 billion at December 31, 2010. Throughout the year and continuing in the fourth quarter of 2011, we focused on growing commercial and low-cost core deposits and reducing our reliance on time deposits. Core deposits increased to a record $10.3 billion at December 31, 2011, or an increase of 5% or $482.7 million from September 30, 2011. Quarter to date, all core deposit categories grew, with the largest increases in money market deposits which increased 5% or $243.4 million to $4.7 billion, and demand deposits which increased 3% or $115.2 million to a record $3.5 billion.

Time deposits totaled $7.1 billion at December 31, 2011, or a decrease of 5% or $338.4 million from September 30, 2011.

Fourth Quarter 2011 Operating Results

Net Interest Income

The core net interest margin, excluding the net impact to interest income of $25.0 million resulting from covered loan activity and amortization of the FDIC indemnification asset, remained strong at 4.13% for the fourth quarter of 2011, as compared to 3.98% for the third quarter of 2011 and 4.43% for the fourth quarter of 2010. 1 Net interest income, adjusted for the net income of covered loan dispositions, totaled $204.0 million for the fourth quarter, an increase of 3% or $5.5 million from the third quarter of 20111.

The increase in both the core net interest margin and adjusted net interest income was primarily due to a reduction in the cost of deposits and an increase in loans receivable. In addition, although quarterly average interest-earning assets declined between the third and fourth quarters of 2011, the composition of interest earnings assets changed and thus resulted in an improvement in our yield on total interest-earning assets. Average loan balances for the fourth quarter totaled $14.3 billion, an increase of 2% or $259.6 million from the average loan balances for the third quarter. The impact of the increase in average loan balances was partially offset by a decrease in the loan yield on noncovered loans. The yield on noncovered loans was 4.76% for the fourth quarter, compared to 4.87% in the prior quarter.

The cost of deposits decreased to 0.55% for the fourth quarter of 2011, down 10 basis points from 0.65% in the third quarter of 2011. This improvement in the cost of deposits was primarily achieved through actively managing down higher interest-bearing deposit accounts, particularly time deposits. The average cost on time deposits declined by 11 basis points in the fourth quarter to 1.01%, resulting in cost savings of $2.0 million as compared to the third quarter of 2011.

Although operating in a low interest rate environment has been challenging, East West is taking measures to maintain a strong net interest margin while continuing prudent interest rate risk management practices. Additionally, management is confident that East West will continue to organically grow the loan portfolio.  As such, while the net interest margin may decrease from current levels, management still expects to maintain a relatively stable net interest margin and expects the adjusted net interest margin to approximate 3.90% for the first quarter of 2012 and 3.85% for the full year 2012.

Noninterest Income (Loss) & Expense

The Company reported total noninterest income  for the fourth quarter of 2011 of $937 thousand, compared to total noninterest (loss) of ($13.5) million in the third quarter of 2011 and noninterest (loss) of ($17.3) million in the fourth quarter of 2010. Branch fees, loan fees and letter of credit and foreign exchange income totaled $15.8 million in the fourth quarter of 2011, as compared to $17.4 million in the third quarter of 2011 and $13.7 million in the fourth quarter of 2010. Also included in noninterest income for the fourth quarter of 2011 were gains on sales of SBA loans of $1.4 million and gains on sales of investment securities of $2.9 million.

Noninterest expense totaled $106.7 million for the fourth quarter of 2011, an increase of $2.1 million from the third quarter of 2011 and a decrease of $7.1 million from the fourth quarter of 2010.

Noninterest expense, excluding amounts to be reimbursed by the FDIC, totaled $98.1 million for the fourth quarter of 2011. 1 A summary of the noninterest expenses for the fourth quarter 2011, compared to the third quarter 2011 and fourth quarter 2010, is detailed below:

	Quarter Ended
	December 31, 2011	September 30, 2011	December 31, 2010
Total noninterest expense:	$106,672	$104,552	$113,743
Amounts to be reimbursed on covered assets (80% of actual expense amount)	8,551	3,539	12,958
Prepayment penalties for FHLB advances and other borrowings	—	3,826	—
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$98,121	$97,187	$100,785

Overall, noninterest expense for the fourth quarter, excluding amounts to be reimbursed by the FDIC, was in line with the third quarter of 2011. Compensation and employee benefits and occupancy and equipment expense increased 3% or $1.2 million and 1% or $149 thousand, respectively, for the fourth quarter of 2011. Deposit insurance premium expense increased in the fourth quarter 2011 as compared to the prior quarter due to a third quarter adjustment resulting from a lower actual assessment in that period. Credit cycle costs including other real estate owned expense, loan related expense, and legal expense totaled $21.9 million for the fourth quarter 2011, as compared to $15.7 million for the third quarter 2011. Of total credit cycle costs incurred in the fourth quarter, $10.7 million related to covered loans and real estate owned for which we expect that 80% or $8.6 million is reimbursable by the FDIC.  Additionally, in the fourth quarter, amortization of investments in affordable housing partnerships decreased $2.4 million to $2.9 million and consulting expense decreased $1.0 million to $1.1 million, as compared to the prior quarter.

Management anticipates that in the first quarter of 2012, noninterest expense will total approximately $100.0 million, net of amounts reimbursable from the FDIC.

The effective tax rate for the fourth quarter was 35.9% as compared to 36.1% in the prior quarter. The effective tax rate is reduced from the statutory tax rate primarily due to the utilization of tax credits related to affordable housing investments.

Full Year 2011 Operating Results

For the full year 2011, adjusted net interest income reached a record $779.4 million, an increase of 3% or $25.5 million from 20101. The adjusted net interest margin for 2011 totaled 4.02% compared to 4.25% for 20101.  Although the low interest rate environment reduced our loan yields in 2011 as compared to 2010, East West took actions throughout the year to reduce deposit and borrowing costs. Our total cost of funds declined by 21 basis points from 1.15% for the full year 2010 to 0.94% for the full year 2011.

Total fees and other operating income for the full year 2011 increased to $79.5 million, a 19% or $12.8 million increase from full year 2010. As compared to 2010, branch fees increased 3% or $1.1 million, letters of credit fees and foreign exchange income increased 54% or $8.2 million, and other operating income increased 35% or $3.7 million. A summary of these fees and other income is detailed below:

	Year Ended		% Change
($ in thousands)	December 31, 2011	December 31, 2010	(Yr/Yr)

Branch fees	$33,776	$32,634	3%
Letters of credit fees and foreign exchange income	23,140	14,987	54%
Ancillary loan fees	8,350	8,526	-2%
Other operating income	14,270	10,568	35%
Total fees & other operating income	$79,536	$66,715	19%

Noninterest expense totaled $435.6 million for the full year 2011, a decrease of 9% or $42.3 million as compared to 2010. The decrease in noninterest expense was due to a reduction in credit cycle costs and active expense control.  As compared to full year 2010, other real estate owned expenses declined 34% or $21.1 million, compensation expense declined 6% or $10.0 million, deposit insurance premium decreased 19% or $4.7 million, and data processing expense decreased 19% or $2.0 million. These decreases in the full year 2011 as compared to the full year 2010 were partially offset by an increase in amortization of investments in affordable housing partnerships of 73% or $7.3 million due to increased investments.

Credit Quality

Credit quality continued to improve in the fourth quarter and full year 2011. In each quarter of 2010 and 2011, East West reduced charge-offs and maintained a nonperforming asset to total asset ratio of less than 1.00%. The provision for loan losses was $20.0 million for the fourth quarter of 2011, a decrease of 9% or $2.0 million from the prior quarter, and a decrease of 33% or $9.8 million as compared to the fourth quarter of 2010. Total net charge-offs decreased to $21.8 million for the fourth quarter of 2011, a decrease of 10% or $2.5 million from the previous quarter and a decrease of 43% or $16.5 million compared to the prior year quarter.

Additionally, total nonaccrual loans and total nonperforming assets excluding covered assets, continued to remain low, with total nonperforming assets excluding covered assets, to total assets under 1.00% for the ninth consecutive quarter. Nonperforming assets, totaled $175.0 million or 0.80% of total assets at December 31, 2011.

East West continues to maintain a strong allowance for noncovered loan losses at $209.9 million or 2.04% of noncovered loans receivable at December 31, 2011. This compares to an allowance for noncovered loan losses of $211.7 million or 2.16% of noncovered loans at September 30, 2011 and $230.4 million or 2.64% of noncovered loans at December 31, 2010. Our allowance for loan losses and provision for loan losses have declined for several quarters as a result of credit quality improvement, partially offset by increases in the allowance for loan losses on commercial and trade finance loans and single family loans, commensurate with the increases in these portfolios.

Capital Strength

(Dollars in millions)

	December 31, 2011	Well Capitalized Regulatory Requirement	Total Excess Above Well Capitalized Requirement

Tier 1 leverage capital ratio	9.7%	5.00%	$1,001
Tier 1 risk-based capital ratio	14.8%	6.00%	1,232
Total risk-based capital ratio	16.4%	10.00%	892
Tangible common equity to tangible assets ratio	8.4%	N/A	N/A
Tangible common equity to risk weighted assets ratio	12.9%	N/A	N/A

Our capital ratios remain very strong. As of December 31, 2011, our Tier 1 leverage capital ratio totaled 9.7%, our Tier 1 risk-based capital ratio totaled 14.8% and our total risk-based capital ratio totaled 16.4%. East West exceeds well capitalized requirements for all regulatory guidelines by over $800 million. The Company is focused on active capital management and is committed to maintaining strong capital levels that exceed regulatory requirements while also supporting balance sheet growth and providing a strong return to our shareholders.

In light of our commitment to our shareholders, our excellent capital levels and our strong financial performance, the board of directors for East West has approved an increase in our quarterly common stock cash dividend to $0.10 per share from $0.05 per share. Further, the board of directors has also authorized a new stock repurchase program to buy back up to $200.0 million of the Company’s common stock.

Dividend Payout

East West’s Board of Directors has declared first quarter dividends on the common stock and Series A Preferred Stock. The common stock cash dividend of $0.10 is payable on or about February 24, 2012 to shareholders of record on February 10, 2012. This represents an increase of $0.05 per share, or a 100% increase from the prior quarterly dividend of $0.05 per share. The dividend on the Series A Preferred Stock of $20.00 per share is payable on February 1, 2012 to shareholders of record on January 15, 2012. Additionally, the Board has also authorized a new stock repurchase program to buy back up to $200.0 million of the Company’s common stock.

Conference Call

East West will host a conference call to discuss fourth quarter 2011 earnings with the public on Friday, January 20, 2012 at 8:30 a.m. PDT/ 11:30 a.m. EDT. The public and investment community are invited to listen as management discusses fourth quarter results and operating developments. The following dial-in information is provided for participation in the conference call: Local call within the US — (877) 317-6789; Call within Canada — (866) 605-3852; International call — (412) 317-6789.  A listen-only live broadcast of the call also will be available on the investor relations page of the Company’s website at www.eastwestbank.com.

About East West

East West Bancorp is a publicly owned company with $22.0 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest banks in the United States. Headquartered in California, East West is the premier bank focused exclusively on the United States and Greater China markets. The bank operates with over 130 locations worldwide, including the United States markets of California, New York, Georgia, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shenzhen and Taipei.  Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and a representative office in Guangzhou. For more information on East West Bancorp, visit the Company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2010 (See Item I — Business, and Item 7 — Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of borrowers to perform as required under the terms of their loans; effect of additional provisions for loan losses; effect of any goodwill impairment, the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

1 See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables attached.

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(unaudited)

	December 31, 2011	September 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$1,431,185	$1,135,888	$1,333,949
Short-term investments	61,834	66,009	143,560
Securities purchased under resale agreements	786,434	951,824	500,000
Investment securities	3,072,578	3,279,592	2,875,941
Loans receivable, excluding covered loans (net of allowance for loan losses of $209,876, $211,738 and $230,408)	10,340,391	9,830,686	8,650,254
Covered loans, net	3,923,142	4,139,902	4,800,876
Total loans receivable, net	14,263,533	13,970,588	13,451,130
Federal Home Loan Bank and Federal Reserve Bank stock	184,409	190,765	210,090
FDIC indemnification asset	511,135	569,157	785,035
Other real estate owned, net	29,350	21,178	21,865
Other real estate owned covered, net	63,624	87,298	123,902
Premiums on deposits acquired, net	67,190	70,115	79,518
Goodwill	337,438	337,438	337,438
Other assets	1,159,957	1,133,194	838,109
Total assets	$21,968,667	$21,813,046	$20,700,537

Liabilities and Stockholders’ Equity
Deposits	$17,453,002	$17,308,700	$15,641,259
Federal Home Loan Bank advances	455,251	457,075	1,214,148
Securities sold under repurchase agreements	1,020,208	1,024,949	1,083,545
Long-term debt	212,178	214,178	235,570
Other borrowings	—	4,955	10,996
Accrued expenses and other liabilities	516,285	542,020	401,088
Total liabilities	19,656,924	19,551,877	18,586,606
Stockholders’ equity	2,311,743	2,261,169	2,113,931
Total liabilities and stockholders’ equity	$21,968,667	$21,813,046	$20,700,537
Book value per common share	$14.92	$14.62	$13.67
Number of common shares at period end	149,328	148,962	148,543

Ending Balances

	December 31, 2011	September 30, 2011	December 31, 2010
Loans receivable
Real estate - single family	$1,796,635	$1,517,954	$1,119,024
Real estate - multifamily	933,168	942,428	974,745
Real estate - commercial	3,487,866	3,459,001	3,392,984
Real estate - land and construction	344,500	372,140	513,754
Commercial	3,142,472	3,012,152	1,983,355
Consumer	583,785	503,575	733,526
Total noncovered loans receivable, excluding loans held for sale	10,288,426	9,807,250	8,717,388
Loans held for sale	278,603	251,920	220,055
Covered loans, net	3,923,142	4,139,902	4,800,876
Total loans receivable	14,490,171	14,199,072	13,738,319
Unearned fees, premiums and discounts	(16,762)	(16,746)	(56,781)
Allowance for loan losses on non-covered loans	(209,876)	(211,738)	(230,408)
Net loans receivable	$14,263,533	$13,970,588	$13,451,130

Deposits
Noninterest-bearing demand	$3,492,795	$3,377,559	$2,676,466
Interest-bearing checking	971,179	948,679	757,446
Money market	4,678,409	4,434,983	4,457,376
Savings	1,164,618	1,063,086	984,518
Total core deposits	10,307,001	9,824,307	8,875,806
Time deposits	7,146,001	7,484,393	6,765,453
Total deposits	$17,453,002	$17,308,700	$15,641,259

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(unaudited)

	Quarter Ended
	December 31, 2011	September 30, 2011	December 31, 2010

Interest and dividend income	$268,904	$282,741	$292,195
Interest expense	(39,830)	(44,959)	(45,633)
Net interest income before provision for loan losses	229,074	237,782	246,562
Provision for loan losses	(20,000)	(22,000)	(29,834)
Net interest income after provision for loan losses	209,074	215,782	216,728
Noninterest income (loss)	937	(13,545)	(17,279)
Noninterest expense	(106,672)	(104,552)	(113,743)
Income before provision for income taxes	103,339	97,685	85,706
Provision for income taxes	37,133	35,253	29,357
Net income	66,206	62,432	56,349
Preferred stock dividend and amortization of preferred stock discount	(1,714)	(1,714)	(24,109)
Net income available to common stockholders	$64,492	$60,718	$32,240
Net income per share, basic	$0.44	$0.41	$0.22
Net income per share, diluted	$0.43	$0.41	$0.22
Shares used to compute per share net income:
- Basic	147,332	147,162	146,625
- Diluted	153,761	153,453	147,524

	Quarter Ended
	December 31, 2011	September 30, 2011	December 31, 2010
Noninterest income (loss):
Branch fees	$8,072	$8,872	$7,681
Decrease in FDIC indemnification asset and FDIC receivable	(20,441)	(43,451)	(36,043)
Net gain on sales of loans	1,432	5,452	6,265
Letters of credit fees and foreign exchange income	5,504	6,450	3,963
Net gain on sales of investment securities	2,880	3,191	6,488
Net gain (loss) on sale of fixed assets	38	30	(266)
Impairment loss on investment securities	(169)	—	(6,340)
Ancillary loan fees	2,228	2,076	2,101
Loss on acquisition	—	—	(4,697)
Other operating income	1,393	3,835	3,569
Total noninterest income (loss):	$937	$(13,545)	$(17,279)

Noninterest expense:
Compensation and employee benefits	$41,068	$39,885	$39,001
Occupancy and equipment expense	12,729	12,580	13,051
Loan related expenses	6,788	5,208	6,503
Other real estate owned expense	10,697	4,489	16,879
Deposit insurance premiums and regulatory assessments	4,077	2,430	3,416
Prepayment penalties for FHLB advances and other borrowings	—	3,826	—
Legal expense	4,407	6,028	5,186
Amortization of premiums on deposits acquired	2,924	3,067	3,237
Data processing	2,068	1,827	2,441
Consulting expense	1,053	2,094	2,312
Amortization of investments in affordable housing partnerships	2,914	5,287	2,915
Other operating expense	17,947	17,831	18,802
Total noninterest expense	$106,672	$104,552	$113,743

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(unaudited)

	Year To Date
	December 31, 2011	December 31, 2010

Interest and dividend income	$1,080,448	$1,095,831
Interest expense	(177,422)	(201,117)
Net interest income before provision for loan losses	903,026	894,714
Provision for loan losses	(95,006)	(200,159)
Net interest income after provision for loan losses	808,020	694,555
Noninterest income	10,924	39,270
Noninterest expense	(435,610)	(477,916)
Income before provision for income taxes	383,334	255,909
Provision for income taxes	138,100	91,345
Net income	245,234	164,564
Preferred stock dividend and amortization of preferred stock discount	(6,857)	(43,126)
Net income available to common stockholders	$238,377	$121,438
Net income per share, basic	$1.62	$0.88
Net income per share, diluted	$1.60	$0.83
Shares used to compute per share net income:
- Basic	147,093	137,478
- Diluted	153,467	147,102

	Year To Date
	December 31, 2011	December 31, 2010
Noninterest income:
Branch fees	$33,776	$32,634
Decrease in FDIC indemnification asset and FDIC receivable	(100,141)	(83,213)
Net gain on sales of loans	20,185	18,515
Letters of credit fees and foreign exchange income	23,140	14,987
Net gain on sales of investment securities	9,703	31,237
Net gain (loss) on sale of fixed assets	2,274	(189)
Impairment loss on investment securities	(633)	(16,669)
Ancillary loan fees	8,350	8,526
Gain on acquisition	—	22,874
Other operating income	14,270	10,568
Total noninterest income	$10,924	$39,270

Noninterest expense:
Compensation and employee benefits	$160,093	$170,052
Occupancy and equipment expense	50,082	52,073
Loan related expenses	19,379	21,070
Other real estate owned expense	40,435	61,568
Deposit insurance premiums and regulatory assessments	20,531	25,201
Prepayment penalties for FHLB advances and other borrowings	12,281	13,832
Legal expense	21,327	19,577
Amortization of premiums on deposits acquired	12,327	13,283
Data processing	8,598	10,615
Consulting expense	7,151	7,984
Amortization of investments in affordable housing partnerships	17,324	10,032
Other operating expense	66,082	72,629
Total noninterest expense	$435,610	$477,916

EAST WEST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

(In thousands)

(unaudited)

Average Balances

	Quarter Ended
	December 31, 2011	September 30, 2011	December 31, 2010
Loans receivable
Real estate - single family	$1,655,379	$1,382,715	$1,091,042
Real estate - multifamily	937,841	945,007	969,801
Real estate - commercial	3,475,800	3,447,983	3,430,009
Real estate - land and construction	370,577	416,640	548,088
Commercial	3,073,612	2,859,985	1,834,920
Consumer	777,201	773,229	992,408
Total loans receivable, excluding covered loans	10,290,410	9,825,559	8,866,268
Covered loans	4,048,407	4,253,687	4,866,915
Total loans receivable	14,338,817	14,079,246	13,733,183
Investment securities	3,166,140	3,255,701	2,876,561
Earning assets	19,616,560	19,810,633	18,144,027
Total assets	21,837,593	21,978,123	20,467,482

Deposits
Noninterest-bearing demand	$3,448,119	$3,236,683	$2,649,912
Interest-bearing checking	953,668	895,223	756,741
Money market	4,514,598	4,453,224	4,275,692
Savings	1,126,647	1,048,004	957,781
Total core deposits	10,043,032	9,633,134	8,640,126
Time deposits	7,233,069	7,665,429	6,664,058
Total deposits	17,276,101	17,298,563	15,304,184
Interest-bearing liabilities	15,556,295	15,842,752	15,004,890
Stockholders’ equity	2,300,991	2,275,803	2,416,463

Selected Ratios

	Quarter Ended
	December 31, 2011	September 30, 2011	December 31, 2010
For The Period
Return on average assets	1.20%	1.13%	1.10%
Return on average common equity	11.54%	10.99%	6.28%
Interest rate spread	4.42%	4.53%	5.18%
Net interest margin	4.63%	4.76%	5.39%
Yield on earning assets	5.44%	5.66%	6.39%
Cost of deposits	0.55%	0.65%	0.67%
Cost of funds	0.83%	0.93%	1.03%
Noninterest expense/average assets (1)	1.83%	1.67%	2.10%
Efficiency ratio (2)	43.81%	41.19%	44.77%

(1)

Excludes the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings.

(2)

Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.

QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID

(In thousands)

(unaudited)

	Quarter Ended
	December 31, 2011			December 31, 2010
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$918,784	$7,469	3.23%	$571,557	$2,229	1.55%
Securities purchased under resale agreements	1,005,363	4,773	1.88%	749,384	2,905	1.52%
Investment securities available-for-sale	3,166,140	22,856	2.86%	2,876,561	19,410	2.68%
Loans receivable	10,290,410	123,478	4.76%	8,866,268	124,478	5.57%
Loans receivable - covered	4,048,407	109,498	10.73%	4,866,915	142,298	11.60%
Federal Home Loan Bank and Federal Reserve Bank stock	187,456	830	1.76%	213,342	875	1.64%
Total interest-earning assets	19,616,560	268,904	5.44%	18,144,027	292,195	6.39%

Noninterest-earning assets:
Cash and cash equivalents	276,416			392,139
Allowance for loan losses	(222,642)			(246,871)
Other assets	2,167,259			2,178,187
Total assets	$21,837,593			$20,467,482

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking accounts	953,668	726	0.30%	756,741	658	0.34%
Money market accounts	4,514,598	3,989	0.35%	4,275,692	6,109	0.57%
Savings deposits	1,126,647	567	0.20%	957,781	752	0.31%
Time deposits	7,233,069	18,500	1.01%	6,664,058	18,139	1.08%
Federal Home Loan Bank advances	465,408	2,715	2.31%	1,018,491	5,736	2.23%
Securities sold under repurchase agreements	1,028,323	12,210	4.71%	1,069,208	12,218	4.47%
Long-term debt	214,113	1,049	1.94%	235,570	1,597	2.65%
Other borrowings	20,469	74	1.43%	27,349	424	6.07%
Total interest-bearing liabilities	15,556,295	39,830	1.02%	15,004,890	45,633	1.21%

Noninterest-bearing liabilities:
Demand deposits	3,448,119			2,649,912
Other liabilities	532,188			396,217
Stockholders’ equity	2,300,991			2,416,463
Total liabilities and stockholders’ equity	$21,837,593			$20,467,482

Interest rate spread			4.42%			5.18%

Net interest income and net interest margin		$229,074	4.63%		$246,562	5.39%

Net interest income and net interest margin, adjusted (2)		$204,036	4.13%		$202,779	4.43%

(1) Annualized.

(2) Amounts exclude the net impact of covered loan dispositions and amortization of the FDIC indemnification asset of $25.0 million and $43.8 million for the three months ended December 31, 2011 and 2010, respectively.

EAST WEST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

(In thousands)

(unaudited)

Average Balances

	Year To Date
	December 31, 2011	December 31, 2010
Loans receivable
Real estate - single family	$1,359,223	$1,016,669
Real estate - multifamily	948,750	1,005,790
Real estate - commercial	3,424,414	3,502,013
Real estate - land and construction	437,843	666,992
Commercial	2,613,692	1,599,057
Consumer	884,184	843,762
Total loans receivable, excluding covered loans	9,668,106	8,634,283
Covered loans	4,369,320	5,074,631
Total loans receivable	14,037,426	13,708,914
Investment securities	3,116,671	2,439,034
Earning assets	19,393,404	17,725,514
Total assets	21,573,121	20,178,109

Deposits
Noninterest-bearing demand	$3,087,777	$2,418,816
Interest-bearing checking	854,079	677,529
Money market	4,429,567	3,974,936
Savings	1,045,546	967,953
Total core deposits	9,416,969	8,039,234
Time deposits	7,423,695	6,851,461
Total deposits	16,840,664	14,890,695
Interest-bearing liabilities	15,727,853	15,131,431
Stockholders’ equity	2,233,962	2,345,578

Selected Ratios

	Year To Date
	December 31, 2011	December 31, 2010
For The Period
Return on average assets	1.14%	0.82%
Return on average common equity	11.08%	6.42%
Interest rate spread	4.44%	4.85%
Net interest margin	4.66%	5.05%
Yield on earning assets	5.57%	6.18%
Cost of deposits	0.64%	0.78%
Cost of funds	0.94%	1.15%
Noninterest expense/average assets (1)	1.82%	2.18%
Efficiency ratio (2)	43.04%	47.51%

(1)

Excludes the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings.

(2)

Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.

YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID

(In thousands)

(unaudited)

	Year To Date
	December 31, 2011			December 31, 2010
	Average			Average
	Volume	Interest	Yield	Volume	Interest	Yield

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,018,490	$22,575	2.22%	$828,039	$9,634	1.16%
Securities purchased under resale agreements	1,023,043	19,216	1.88%	529,817	14,208	2.64%
Investment securities available-for-sale	3,116,671	89,469	2.87%	2,439,034	70,052	2.87%
Loans receivable	9,668,106	478,724	4.95%	8,634,283	479,451	5.55%
Loans receivable - covered	4,369,320	467,074	10.69%	5,074,631	519,138	10.23%
Federal Home Loan Bank and Federal Reserve Bank stock	197,774	3,390	1.71%	219,710	3,348	1.52%
Total interest-earning assets	19,393,404	1,080,448	5.57%	17,725,514	1,095,831	6.18%

Noninterest-earning assets:
Cash and cash equivalents	271,393			365,041
Allowance for loan losses	(228,160)			(252,318)
Other assets	2,136,484			2,339,872
Total assets	$21,573,121			$20,178,109

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing liabilities:
Checking accounts	854,079	3,009	0.35%	677,529	2,349	0.35%
Money market accounts	4,429,567	20,610	0.47%	3,974,936	29,514	0.74%
Savings deposits	1,045,546	2,988	0.29%	967,953	3,986	0.41%
Time deposits	7,423,695	80,503	1.08%	6,851,461	80,888	1.18%
Federal Home Loan Bank advances	679,630	15,461	2.27%	1,324,709	26,641	2.01%
Securities sold under repurchase agreements	1,051,844	48,561	4.62%	1,047,090	48,993	4.61%
Long-term debt	226,808	5,832	2.57%	235,570	6,420	2.69%
Other borrowings	16,684	458	2.75%	52,183	2,326	4.47%
Total interest-bearing liabilities	15,727,853	177,422	1.13%	15,131,431	201,117	1.33%

Noninterest-bearing liabilities:
Demand deposits	3,087,777			2,418,816
Other liabilities	523,529			282,284
Stockholders’ equity	2,233,962			2,345,578
Total liabilities and stockholders’ equity	$21,573,121			$20,178,109

Interest rate spread			4.44%			4.85%

Net interest income and net interest margin		$903,026	4.66%		$894,714	5.05%

Net interest income and net interest margin, adjusted (1)		$779,388	4.02%		$753,845	4.25%

(1) Amounts exclude the net impact of covered loan dispositions and amortization of the FDIC indemnification asset of $123.6 million and $140.9 million for the twelve months ended December 31, 2011 and 2010, respectively.

EAST WEST BANCORP, INC.

QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP

(In thousands)

(unaudited)

	Quarter Ended
	12/31/2011	9/30/2011	6/30/2011	3/31/2011	12/31/2010
LOANS
Allowance balance, beginning of period	$218,172	$220,556	$226,161	$234,633	$244,186
Allowance for unfunded loan commitments and letters of credit	197	—	(487)	(758)	(1,043)
Provision for loan losses	20,000	22,000	26,500	26,506	29,834

Net Charge-offs (Recoveries):
Real estate - single family	1	1,563	1,120	928	1,770
Real estate - multifamily	3,787	2,069	1,081	2,178	5,048
Real estate - commercial	5,443	1,157	2,164	4,603	13,557
Real estate - land and construction	12,923	12,855	18,143	16,824	11,816
Commercial	(426)	6,487	8,844	8,660	5,981
Consumer	118	253	266	1,027	172
Total net charge-offs	21,846	24,384	31,618	34,220	38,344
Allowance balance, end of period (3)	$216,523	$218,172	$220,556	$226,161	$234,633

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT:
Allowance balance, beginning of period	$11,197	$11,197	$10,710	$9,952	$8,909
Provision for unfunded loan commitments and letters of credit	(197)	—	487	758	1,043
Allowance balance, end of period	$11,000	$11,197	$11,197	$10,710	$9,952
GRAND TOTAL, END OF PERIOD	$227,523	$229,369	$231,753	$236,871	$244,585

Nonperforming assets to total assets (1)	0.80%	0.77%	0.83%	0.89%	0.94%
Allowance for loan losses on non-covered loans to total gross non-covered loans held for investment at end of period	2.04%	2.16%	2.29%	2.50%	2.64%
Allowance for loan losses on non-covered loans and unfunded loan commitments to total gross non-covered loans held for investment at end of period	2.15%	2.27%	2.41%	2.62%	2.76%

Allowance on non-covered loans to non-covered nonaccrual loans at end of period	144.11%	143.35%	129.80%	127.59%	133.24%
Nonaccrual loans to total loans (2)	1.00%	1.04%	1.17%	1.26%	1.26%

(1)	Nonperforming assets excludes covered loans and covered REOs. Total assets includes covered assets.
(2)	Nonaccrual loans excludes covered loans. Total loans includes covered loans.
(3)

Included in the allowance is $6.6 million, $6.4 million, $6.7 million, $5.8 million and $4.2 million related to covered loans as of December 31, 2011, September 30, 2011, June 30, 2011, March 31, 2011 and December 31, 2010, respectively. This allowance is related to drawdowns on commitments that were in existence as of the acquisition dates and therefore, are covered under the loss share agreements with the FDIC. Allowance on these subsequent drawdowns is accounted for as part of the general allowance.

EAST WEST BANCORP, INC.

TOTAL NON-PERFORMING ASSETS, EXCLUDING COVERED ASSETS

(In thousands)

(unaudited)

AS OF DECEMBER 31, 2011

	Total Nonaccrual Loans		Total		Total
	90+ Days Delinquent	Under 90+ Days Delinquent	Nonaccrual Loans	REO Assets	Non-Performing Assets
Loan Type
Real estate - single family	$5,055	$—	$5,055	$5,882	$10,937
Real estate - multifamily	11,306	6,889	18,195	609	18,804
Real estate - commercial	38,046	6,885	44,931	8,014	52,945
Real estate - land and construction	36,090	27,618	63,708	14,285	77,993
Commercial	6,843	4,394	11,237	74	11,311
Consumer	2,506	—	2,506	486	2,992
Total	$99,846	$45,786	$145,632	$29,350	$174,982

AS OF SEPTEMBER 30, 2011

	Total Nonaccrual Loans		Total		Total
	90+ Days Delinquent	Under 90+ Days Delinquent	Nonaccrual Loans	REO Assets	Non-Performing Assets
Loan Type
Real estate - single family	$7,173	$99	$7,272	$4,118	$11,390
Real estate - multifamily	12,906	5,468	18,374	—	18,374
Real estate - commercial	40,063	17,544	57,607	6,188	63,795
Real estate - land and construction	43,593	3,532	47,125	10,654	57,779
Commercial	11,121	3,275	14,396	142	14,538
Consumer	2,935	—	2,935	76	3,011
Total	$117,791	$29,918	$147,709	$21,178	$168,887

AS OF DECEMBER 31, 2010

	Total Nonaccrual Loans		Total		Total
	90+ Days Delinquent	Under 90+ Days Delinquent	Nonaccrual Loans	REO Assets	Non-Performing Assets
Loan Type
Real estate - single family	$7,058	$355	$7,413	$556	$7,969
Real estate - multifamily	9,687	7,694	17,381	468	17,849
Real estate - commercial	48,096	7,962	56,058	3,566	59,624
Real estate - land and construction	22,336	46,449	68,785	17,052	85,837
Commercial	8,235	14,437	22,672	223	22,895
Consumer	620	—	620	—	620
Total	$96,032	$76,897	$172,929	$21,865	$194,794

EAST WEST BANCORP, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(unaudited)

The tangible common equity to risk weighted assets and tangible common equity to tangible assets ratios are non-GAAP disclosures. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. As the use of tangible common equity to tangible assets ratio is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets and tangible common equity to tangible assets ratios.

As of
December 31, 2011
Stockholders’ equity	$2,311,743
Less:
Preferred equity	(83,027)
Goodwill and other intangible assets	(411,512)
Tangible common equity	$1,817,204

Risk-weighted assets	14,042,662

Tangible common equity to risk-weighted assets ratio	12.9%

As of
December 31, 2011
Total assets	$21,968,667
Less:
Goodwill and other intangible assets	(411,512)
Tangible assets	$21,557,155

Tangible common equity to tangible assets ratio	8.4%

EAST WEST BANCORP, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(unaudited)

Operating noninterest expense is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. These are noninterest expense line items that are non-core in nature. Operating noninterest expense excludes such non-core noninterest expense line items. The Company believes that presenting operating noninterest expense provides more clarity to the users of financial statements regarding the core noninterest expense amounts.

Quarter Ended
December 31, 2011
Total noninterest expense:	$106,672
Amounts to be reimbursed on covered assets (80% of actual expense amount)	8,551
Prepayment penalties for FHLB advances and other borrowings	—
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$98,121

Quarter Ended
September 30, 2011
Total noninterest expense:	$104,552
Amounts to be reimbursed on covered assets (80% of actual expense amount)	3,539
Prepayment penalties for FHLB advances and other borrowings	3,826
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$97,187

Quarter Ended
December 31, 2010
Total noninterest expense:	$113,743
Amounts to be reimbursed on covered assets (80% of actual expense amount)	12,958
Prepayment penalties for FHLB advances and other borrowings	—
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$100,785

EAST WEST BANCORP, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. The net interest income on covered loans includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income on covered loans excluding such non-core items provides additional clarity to the users of financial statements regarding the covered loan yield, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended December 31, 2011
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$4,048,407	$109,498	10.73%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(25,038)
Covered loans excluding net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$84,460	8.28%

	Quarter Ended September 30, 2011
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$4,253,687	$123,927	11.56%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(39,293)
Covered loans excluding net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$84,634	7.89%

(1) Annualized.

EAST WEST BANCORP, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended December 31, 2011
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,616,560	$268,904	5.44%
Net interest income and net interest margin		$229,074	4.63%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(25,038)
Net interest income and net interest margin, excluding net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$204,036	4.13%

	Quarter Ended September 30, 2011
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,810,633	$282,741	5.66%
Net interest income and net interest margin		$237,782	4.76%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(39,293)
Net interest income and net interest margin, excluding net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$198,489	3.98%

	Quarter Ended December 31, 2010
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$18,144,027	$292,195	6.39%
Net interest income and net interest margin		$246,562	5.39%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(43,783)
Net interest income and net interest margin, excluding net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$202,779	4.43%

(1) Annualized.

EAST WEST BANCORP, INC.

GAAP TO NON-GAAP RECONCILIATION

(In thousands)

(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Year Ended December 31, 2011
	Average Volume	Interest	Yield
Total interest-earning assets	$19,393,404	$1,080,448	5.57%
Net interest income and net interest margin		$903,026	4.66%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(123,638)
Net interest income and net interest margin, excluding net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$779,388	4.02%

	Year Ended December 31, 2010
	Average Volume	Interest	Yield
Total interest-earning assets	$17,725,514	$1,095,831	6.18%
Net interest income and net interest margin		$894,714	5.05%
Less net impact of covered loan dispositions and amortization of the FDIC indemnification asset		(140,869)
Net interest income and net interest margin, excluding net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$753,845	4.25%